Exhibit 10.1

FIFTH AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Fifth Amendment to Employment Agreement (“Amendment”) is entered into by and between RiceBran Technologies (f/k/a NutraCea), a California corporation with principal offices at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“RBT”) and Jerry Dale Belt (“Employee”), effective as of May 18, 2016 (the “Effective Date”).  RBT and Employee agree as follows:

1.             Background and Purpose.

1.1.            Employment Agreement. RBT and Employee are parties to that certain Employment Agreement dated June 8, 2010, as subsequently amended pursuant to the First, Second and Third Amendments to Employment Agreement (collectively as amended, the “Employment Agreement”).

1.2.            Amendment. RBT and Employee wish to modify certain of the provisions of the Employment Agreement to provide for an extension of the termination date pursuant to paragraph 3.1.

1.3             Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

1.4.            Effective Date. This Amendment shall become effective as of the Effective Date set forth above.

2.                   Amendments.  The Employment Agreement, as amended in the Fourth Amendment, is hereby amended to delete the date of “June 1, 2016” in paragraph 3.1 and be replaced with the new extended date of June 1, 2017.

3.                    Effect of Amendment.

3.1             Terms. On and after the date hereof, each reference in the Employment Agreement to "this Agreement," "herein," "hereof," "hereunder" or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby.

3.2             Full Force and Effect. Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.  Upon the execution and delivery hereof, this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Employment Agreement.

3.3             Conflicting Terms.  In the event of any conflict or inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

4.                    Miscellaneous.

4.1             Governing Law; Further Action; Counterparts. This Amendment shall, in all respects, be governed by and construed under the laws of the State of Arizona applicable to agreements executed and to be wholly performed within California, without regard to conflict of law principles. The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Amendment. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

4.2             Entire Agreement.  This Amendment, together with the Employment Agreement, constitutes the entire agreement between and among the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.

RBT and Jerry Dale Belt have executed and delivered this Fifth Amendment to Employment Agreement as of the Effective Date set forth above.

RICEBRAN TECHNOLOGIES

/s/ W. John Short
By: W. John Short
Title: Chief Executive Officer

EMPLOYEE

/s/ J. Dale Belt
Jerry Dale Belt